SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ONE)

Filed by the registrant |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

|X|	Preliminary proxy statement.

|_|	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

|_|	Definitive proxy statement.

|_|	Definitive additional materials.

Soliciting Material Pursuant to §240.14a-12.

NBO SYSTEMS, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|_|	No fee required.

|X|	Fee computed in the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock

(2)	Aggregate number of securities to which transaction applies:

48,350,447

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

$0.0005 par value per share @ 48,350,447 shares yields stated capital of $24,175.22.

The filing fee is computed at 1/50 of 1% of stated capital.

(4)	Proposed maximum aggregate value of transaction:

$24,175.22

(5)	Total fee paid:

$4.84

| X	|	Fee paid previously with preliminary materials:

|   | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

$4.84

(2)	Form, schedule or registration statement no.:

N/A

(3)	Filing party:

N/A

(4) Date filed:

N/A

NBO SYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 21, 2007

TO THE STOCKHOLDERS OF NBO SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of NBO Systems, Inc., a Maryland corporation (the “Company”), will be held on Friday, September 21, 2007, from 1:00 – 2:00 PM Mountain Daylight Time via teleconference from the Company’s headquarters in Salt Lake City, Utah, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.

•     To approve an amendment of the articles of incorporation to effect a reverse stock split (hereafter “Reverse Stock Split”), the effect of which will be to eliminate all shareholders who hold fewer than 250,000 shares and provide payment in cash for fractional shares at the rate of $0.0005 per share of Common Stock outstanding prior to the Reverse Stock Split.

•     Further, since the Reverse Stock Split will eliminate most shareholders, we will have only 12 shareholders of Common Stock following the Reverse Stock Split.

•     We intend to file Form 15 with the Securities and Exchange Commission terminating our registration with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will then cease filing the periodic reports otherwise required to be filed by companies so registered with the Securities and Exchange Commission.

•     Our Series B Preferred Stockholders will own substantially all of the equity securities of the Company, including the remaining shares of Common Stock.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

2

We describe these matters in more detail in the enclosed proxy statement. We have fixed the close of business on August 22, 2007, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof. Only those shareholders of record of the Company as of the close of business on that date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote at the Special Meeting will be available for inspection on the day of the meeting at the place of the Special Meeting.

We cordially invite you to attend the meeting via the teleconference. You must contact Diane Powers, Director of Shareholder Relations at 1-801-746-8122 on or prior to September 20, 2007, to obtain the conference call toll-free number and pass code. Please do not share the toll free number with anyone else. You must be able to verify your identity as a shareholder of the Company to obtain the toll free number. Whether or not you plan to access the conference call, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, you should sign and return each proxy to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Special Meeting. If you attend the Special Meeting via the conference call and wish to change your proxy vote, your previous proxy will be revoked automatically and only your proxy vote at the Special Meeting will be counted. To vote by proxy during the Special Meeting, you must fax your signed proxy to 801-973-4951 or email a signed PDF version of the proxy to dpowers@nbo.com. You must also provide a telephone number where we can contact you to verify your identity as a shareholder. We encourage you to submit questions to us in writing prior to the Special Meeting. You may submit questions to us by email to dpowers@nbo.com, US mail, or fax to 801-973-4951. We prefer that you send your questions by email. You must furnish your name, city, state, and telephone number for confirmation. If we address your question specifically in the Special Meeting, we will state your name, city and state of residence, and your question. We will select those questions that we deem to be most interesting or important to the shareholders as a group. Following the official voting matters of the meeting in the teleconference, you may ask questions by submitting a fax to 801-973-4951 or by submitting an email to dpowers@nbo.com.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD.

By Order of the Board of Directors,	Salt Lake City, Utah

/s/ Keith A. Guevara	August 22, 2007

Keith A. Guevara

Chairman, Chief Executive Officer, President

This proxy statement is dated August 22, 2007, and is first being mailed to shareholders of NBO on or about August 22, 2007.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

2

NBO SYSTEMS, INC.

3676 W. California Ave., Building D

Salt Lake City, UT 84104

(801) 746-8000

PROXY STATEMENT FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 21, 2007

We are soliciting the enclosed proxy on behalf of the Board of Directors of NBO Systems, Inc., a Maryland corporation (“we,” the “Company” or “NBO”), for use at the 2007 Special Meeting of Shareholders (the “2007 Special Meeting”) to be held on Friday, September 21, 2007, from 1:00 – 2:00 PM Mountain Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. We will hold the 2007 Special Meeting via teleconference from the Company’s headquarters in Salt Lake City, Utah. You must contact Diane Powers, Director of Shareholder Relations at 1-801-746-8122 prior to September 21, 2007, to obtain the conference call toll-free number and pass code. Please do not share the toll free number with anyone else. You must be able to verify your identity as a shareholder of the Company to obtain the toll free number.

Please vote your shares of Common Stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. We prepared this proxy statement for the 2007 Special Meeting. We are mailing this proxy statement and the accompanying proxy card to you on or about August 22, 2007.

Forward-looking Statements

We have included in this Proxy Statement “forward-looking statements”, including information incorporated herein by reference. These statements relate to expectations concerning matters that are not historical facts. We use words such as “projects,” “believes,” “anticipates,” “will,” “estimates,” “plans,” “expects,” “intends,” and similar words and expressions to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. We have included factors which could cause actual results to differ materially from such expectations, including without limitation, information under the caption “Risk Factors” beginning on page 10 of our Form 10-KSB filed on March 27, 2007, and on page 12 of our Form 10-QSB filed on August 14, 2007, which Risk Factors are incorporated by reference. All forward-looking statements attributable to NBO Systems, Inc. are expressly qualified in their entirety by such language. We do not undertake any obligation to update any forward-looking statements.

SUMMARY TERM SHEET

The following summary highlights the most material terms of the transaction described in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 16. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

•	The Reverse Stock Split (Page 6)

o

To approve an amendment of the articles of incorporation to effect a reverse stock split (hereafter “Reverse Stock Split”), the effect of which will be to eliminate all shareholders who hold fewer than 250,000 shares and provide payment in cash for fractional shares at the rate of $0.0005 per share of Common Stock outstanding prior to the Reverse Stock Split.

o	Further, since the Reverse Stock Split will eliminate most shareholders, we will have only 12 shareholders of Common Stock following the Reverse Stock Split.
o

We intend to file Form 15 with the Securities and Exchange Commission terminating our registration with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will then cease filing the periodic reports otherwise required to be filed by companies so registered with the Securities and Exchange Commission.

o	Our Series B Preferred Stock shareholders will own substantially all of the equity securities of the Company, including the remaining shares of Common Stock.

•	Financial Condition of the Company (Page 8-9)

We are in dire financial straits. As of August 20, we had current liabilities of approximately $22,904,000 and we had current assets of approximately $6,693,000. Our current assets consist primarily of funds in a restricted bank account for the payment of outstanding gift cards and gift certificates. We do not have access to these funds. As of August 20, 2007, we had approximately $50,000 in cash for working capital purposes. We do not have the operating capital to continue the business.

•	Reasons for the Reverse Stock Split (Pages 9-10)

We must restructure the capitalization of the Company if we are to continue in business. We must be able to raise additional operating capital. We cannot do so unless we restructure the Company’s capital. On July 20, 2007, certain debt holders of the Company, including our CEO, Keith Guevara, holding $10,792,922 in debt of the Company converted their debt into 539,643 shares of Series B Preferred Stock in connection with this restructuring including the Reverse Stock Split. Additionally, in exchange for the cancellation of the $10,792,922 in debt, 29,680,531 shares of common stock were issued to the debt holders with a par value of $0.0005. Further, we intend to terminate our registration with the Securities and Exchange Commission (“SEC”) under section 12(g) of the Securities Exchange Act of 1934. The elimination of $10,792,922 in debt and the termination of our registration with the SEC will materially enhance our ability to attract capital. We then expect to raise additional operating capital by finding investors to purchase additional equity securities of the Company or shares of common stock through a Right’s Offering to existing, accredited shareholders of the Company.

•	Conversion of Debt into Series B Preferred Stock and Common Stock (Page 9)

On July 20, 2007, certain debt holders converted a total of $10,792,922 of debt into a total of 539,643 shares of Series B Preferred Stock at the rate of one share of Series B Preferred Stock for each $20.00 of debt. In addition, the debt holders received 2.75 shares of Common Stock for each dollar of debt converted, for a total of 29,680,531 shares of Common Stock.

•

The Reverse Stock Split (Pages 9-10)

We are proposing Articles of Amendment of the Articles of Incorporation to effect a reverse stock split (hereafter “Reverse Stock Split”), the effect of which will be to eliminate all shareholders who hold fewer than 250,000 shares of Common Stock and provide payment in cash for fractional shares at the rate of $0.0005 per share of Common Stock outstanding prior to the Reverse Stock Split.

•	Effects of the Reverse Stock Split (Pages 10-11)

If a shareholder holds fewer than 250,000 shares of Common Stock, all of such holder’s shares will be cancelled and the holder will receive cash in lieu of a fractional share. The amount of cash to be received by the holder of less than 250,000 shares of Common Stock will be determined by multiplying the number of common shares owned by $0.0005. The product will be rounded down to the nearest cent in determining the amount payable for fractional shares. The Reverse Stock Split will eliminate most shareholders. We will have only 12 shareholders of Common Stock following the Reverse Stock Split.

•	Termination of Registration of Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (Pages 9-10)

We intend to file Form 15 with the Securities and Exchange Commission terminating our registration with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will then cease filing the periodic reports otherwise required to be filed by companies so registered with the Securities and Exchange Commission.

•	Continuation of Our Business (Page 11)

Subsequent to the approval of the Reverse Stock Split, we intend to raise additional capital to continue the business of the Company. With the elimination of a material part of the interest and other expenses associated with the debt and compliance with the registration and reporting regulations of the SEC, we believe we can sustain the business of the Company. As of August 20, 2007, we have sold 25,500 shares of Series B Preferred Stock for proceeds totaling $255,000. We have incurred offering costs of approximately $21,000 to date.

•	Our Position as to the Fairness of the Reverse Stock Split (Pages 11-12)

We have made extensive efforts within the past 18 months to raise additional capital and to sell the Company or its assets at a price favorable to the shareholders. However, we have been unsuccessful. Prior to the conversion of the debt held by shareholders into shares of Series B Preferred Stock, we had a negative net worth. The amount of our debt was higher than the value of our assets and higher than the value of the Company as a going concern. The debt holders had priority over the shareholders with respect to the Company’s assets. If the Company had liquidated, all of our assets would have been distributed to the debt holders. The debt holders who exchanged their debt for shares of Series B Preferred Stock only did so on the condition that the liquidation preference of their shares of Preferred Stock would be equal to the amount of debt that was converted into the shares of Series B Preferred Stock. If the Company were liquidated, all of the proceeds would be distributed to continuing debt holders and then to the holders of Series B Preferred Stock. There would be no assets available for distribution to the holders of common shares. Accordingly, we believe the value of each share of Common Stock is not more than $0.0005 or stated par value. We believe the total value of the outstanding shares of Common Stock would not exceed $24,175. We believe this is more than any distribution the shares of Common Stock would receive upon a sale of the assets and a liquidation of the Company. This value is based on the value of the Company as a whole, which we believe is worth less than the liquidation preference on the outstanding shares of Series B Preferred Stock. Since our common stock has never traded, there is no market for and no market value of the shares of Common Stock. Substantial doubt exists whether the Company can survive as a going concern. We have not been able to determine the exact market value of the Company and we are not able to project a future value of the Company. We have not hired any independent valuation firm to give an opinion on such value. We have relied on our own efforts and analysis, as well as feedback from potential acquirers over the last 18 months. Accordingly, we believe that the payment of $0.0005 per share to the holders of Common Stock is fair to such shareholders in light of the Company’s current financial condition.

•	Recommendation of the Board of Directors (Page 12)

The Board of Directors recommends that the shareholders approve the Reverse Stock Split.

•	Outstanding Shares of Common Stock and Series B Preferred Stock (Page 5)

As of August 20, 2007, we have 48,350,447 shares of Common Stock outstanding and 565,143 shares of Series B Preferred Stock outstanding. Both classes of stock vote together and each share has one vote.

•	The Record Date and Date of Shareholders Meeting (Page 5)

The Record Date for determining the shareholders entitled to vote is August 22, 2007. All shareholders of record on that date will be eligible to vote at the Special Meeting of Shareholders to be held on September 21, 2007.

•	Required Vote for Approval (Pages 5 and 12)

The required vote for approval of the Reverse Stock Split is two-thirds of all outstanding shares of Common Stock and Series B Preferred Stock.

•	Probable Approval of Reverse Stock Split (Pages 13-14)

Shareholders who hold outstanding shares of both Series B Preferred Stock and Common Stock hold 34,570,310 shares of Common Stock and 565,143 shares of Series B Preferred Stock. These shares amount to 72.7% of the outstanding voting stock entitled to vote. We believe these shareholders will vote to approve the Reverse Stock Split.

•	Dissenters’ Rights of Appraisal (Page 12)

Shareholders who dissent from the Reverse Stock Split have a right to demand and receive payment of fair value for their shares determined as of close of business on September 20, 2007. A dissenting shareholder must file with the Company a written objection prior to the Special Shareholders meeting in order to preserve the right to receive fair value and may not vote in favor of the Reverse Stock Split.

•	Expenses (Page 16)

We will pay the expenses in connection with this solicitation and the Special Meeting of Shareholders. We do not expect our expenses to exceed $47,000.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE REVERSE STOCK SPLIT

Who may attend the meeting?

Only shareholders may attend the 2007 Special Meeting via conference call. We do not permit recording devices during the Special Meeting.

Who may vote?

You may vote your shares of Common Stock if our records show that you owned the shares on August 22, 2007. On August 20, 2007, 48,350,447 shares of our Common Stock, par value $0.0005 per share, were issued and outstanding and 565,143 shares of our Series B Preferred Stock, par value $1.00, were outstanding. Holders of Common Stock and Class B Preferred Stock will vote at the 2007 Special Meeting as a single class on all matters. The total outstanding voting shares are 48,915,590. The enclosed proxy card shows the number of shares you may vote. Each share of Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to one vote.

How many votes are required to approve the Reverse Stock Split?

The vote of two-thirds of the total number of outstanding shares of Common Stock and Series B Preferred Stock voting together is required to approve the Reverse Stock Split. We believe that all shareholders listed below under “SPECIAL FACTORS - Issuance of Shares of Series B Preferred Stock and Shares of Common Stock” will vote for the Reverse Stock Split. Keith Guevara, Chairman, CEO and President, and Christopher Foley, CFO, Director, Corporate Secretary and Treasurer, who will be the proxy holders, will vote for the Reverse Stock Split. Accordingly we believe that approximately 72.7% of the outstanding voting shares of NBO, consisting of both the shares of Common Stock and the shares of Series B Preferred Stock, will vote to approve the Reverse Stock Split.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the 2007 Special Meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you properly sign and return the proxy card, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR the ratification of the Reverse Stock Split.

What if other matters come up at the 2007 Special Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the 2007 Special Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in accordance with the recommendation of our Board of Directors or, if no recommendation has been made, in their own discretion.

May I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you may change your vote either by filing with Diane Powers, our Director of Shareholder Relations, at our principal executive offices at 3676 W. California Ave., Building D, Salt Lake City, Utah 84104, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. If you attend the Special Meeting via the conference call and wish to change your proxy vote, your previous proxy will be revoked automatically and only your proxy vote at the Special Meeting conference call will be counted. To vote by proxy during the conference call, you must fax your signed proxy to 801-973-4951 or email a signed PDF version of the proxy to dpowers@nbo.com. You must provide a telephone number we can call to verify your identity as a shareholder of the Company prior to accepting your proxy by email or fax.

May I vote in person at the 2007 Special Meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card prior to the 2007 Special Meeting, you may attend the 2007 Special Meeting conference call and vote your shares by faxing your signed proxy to 801-973-4951 or emailing a signed PDF version of the proxy to dpowers@nbo.com. You must provide a telephone number we can call to verify your identity as a shareholder of the Company prior to accepting your proxy by email or fax.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, such person should give you instructions for voting your shares. However, we know the exact address of each shareholder of record, and we will send this proxy directly to the shareholder of record.

How are votes counted?

The inspector of elections appointed for the 2007 Special Meeting tabulates all votes. The inspector of elections separately tabulates affirmative and negative votes and abstentions. Abstentions are counted as present for purposes of determining whether or not there is a quorum for the transaction of business. Abstentions are counted towards the tabulations of votes cast on proposals presented to the shareholders and will have the same effect as no votes for each proposal other than the election of directors. If you hold your shares in the name of a nominee, and you do not tell the nominee how to vote your shares, the nominee may vote them as it sees fit on “routine” matters. Both proposals are routine. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Broker non-votes are not counted or deemed to be present or represented for purposes of determining whether shareholder approval of a matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting. We will have a quorum and be able to hold the 2007 Special Meeting if holders of a majority of the shares of Common Stock entitled to vote either sign and return their proxy cards or attend the Special Meeting. If you sign and return your proxy card, we will count your shares to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. The affirmative vote of the holders of Common Stock and the Preferred Stock representing a two-thirds of the voting power present or represented by proxy and voting at the 2007 Special Meeting shall be sufficient to ratify the Reverse Stock Split.

Who pays for this proxy solicitation?

We bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders. We furnish copies of solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. We may supplement the original solicitation of proxies by mail by a solicitation by telephone, telegram or other means by our directors, officers or employees. We will not pay additional compensation to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

We will not employ anyone, directly or indirectly, to make solicitations or recommendations in connection with the transaction. All of our activities in connection with the Reverse Stock Split will be undertaken by our regular employees as part of their regular and ongoing duties for the Company.

Will we pay for proxy solicitations by others?

We have not made any provision to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING

OVERVIEW OF PROPOSAL

This proxy statement contains one proposal requiring shareholder action. The Company requests approval of an amendment of the articles of incorporation to effect a reverse stock split (hereafter “Reverse Stock Split”), the effect of which will be to eliminate all shareholders who hold fewer than 250,000 shares and provide payment in cash for fractional shares up to the amount of $125.00 per fractional share resulting from the Reverse Stock Split. Holders of shares of Series A Preferred Stock will have their shares converted into Common Stock at a rate of 4.6875 shares of Common Stock for each share of Series A Preferred Stock. Further, since the Reverse Stock Split will eliminate most shareholders, we will have only 12 shareholders of Common Stock following the Reverse Stock Split. We intend to file Form 15 with the Securities and Exchange Commission terminating our registration with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will then cease filing the periodic reports otherwise required to be filed by companies so registered with the Securities and Exchange Commission. We discuss this proposal in more detail in the pages that follow.

SPECIAL FACTORS

Need to Revamp our Capital Structure.

We reported in our Form 10-QSB filed on August 14, 2007, that we had total current assets as of June 30, 2007 of $6,692,749, which included $133,762 of cash and $5,760,624 of restricted cash. MetaBank of Sioux Falls, South Dakota, holds the restricted cash for the payment of outstanding gift cards. We have no control over this cash. Since we own the “breakage” from unredeemed gift cards, MetaBank will disburse to us the amount of the breakage as it accrues on a monthly basis. Since January 1, 2007, MetaBank has disbursed approximately $512,000 representing breakage and related fees payable to us. However, as we reported on our Form 8-K filed on May 24, 2007, we borrowed $1,000,000 from MetaBank for working capital purposes. Breakage disbursements from MetaBank normally paid to us now apply first to the outstanding principal and interest balance until the loan is retired. These disbursements from MetaBank represented a significant portion of our cash flows to supplement working capital which will not be available to us until the loan is retired. MetaBank held restricted cash at August 20, 2007, of approximately $4,300,000. The reduction in restricted cash results from the redemption of gift cards and the payment of breakage at a rate faster than our sale of new gift cards. Since the sale of gift cards is highly seasonal, this pattern is normal.

We also reported in our Form 10-QSB filed on August 14, 2007, that we had total current liabilities as of June 30, 2007, of $22,903,995, which consisted of gift cards and gift certificates payable of $5,850,914, accounts payable to trade creditors of $1,248,878, accrued interest of $3,293,080, accrued liabilities of $558,877, a secured note of $3,262,338, notes payable to shareholders of $7,744,895, the current portion of our long-term note to MetaBank of $480,874, and notes payable to our president, Keith Guevara of $464,139, representing cash that he has loaned to us. As of August 20, 2007, our current liabilities amount to approximately $12,211,000, consisting of gift cards and gift certificates payable of approximately $5,851,000, accounts payable to trade creditors of approximately $1,249,000, accrued liabilities of approximately $559,000, accrued interest of approximately $239,000, a secured note of approximately $3,262,000, notes payable to shareholders of approximately $295,000, notes payable to our president, Keith Guevara of approximately $275,000, representing cash that he has loaned to us, and the current portion of the secured note to MetaBank of approximately $481,000.

Of the current liabilities, we owe approximately $3,267,000 to GMRI, Inc., an affiliate of Darden Restaurants, Inc. (“Darden”). We provide gift card fulfillment services to Darden. As we sell Darden gift cards, we collect the receipts and deposit them in our bank accounts. Under our agreement with Darden, we have the responsibility to remit the amounts owing to Darden on a monthly basis. As a result of our default on payments to Darden, as of August 3, 2007, we are no longer fulfilling gift cards for Darden. We anticipate the discontinuation of Darden fulfillment services will result in a decrease in revenue of approximately $4,000,000 to $5,000,000 for the remainder of our fiscal year ending December 31, 2007.

As of August 20, 2007, our current assets amount to approximately $6,693,000 and our current liabilities amount to approximately $12,642,000. Our cash available to use in our business operations amounts to approximately $50,000 as of August 20, 2007. Accordingly, we would not have enough cash on hand to continue operations if we did not undertake a restructuring of our debt and equity capital position.

We typically generate a gross profit from the products and services we provide. We have lost significant sales volumes, and therefore revenues have decreased significantly, primarily due to consolidation in the commercial mall real estate property industry. We have replaced nearly all of that lost volume with new business. We have yet to add significant new business in excess of the lost business. The interest expense related to our outstanding debt has been a primary impediment to achieving net profitability. If we had been able to eliminate our debt at the end of 2006, we believe we would have been near profitability in the first six months of 2007. We have not generated enough cash from our operating activities to pay the interest and principal obligations and to fund current obligations.

Since March 2006, we have been seeking equity investors to provide capital to retire our debt. We have met with numerous investment banks and capital sources. We have met with numerous direct investors. While many of these investment banks, capital sources and investors expressed interest in our business and business model, all declined to invest, citing as a material factor the debt in our capital structure. In February 2007, we engaged Houlihan Lokey Howard & Zukin (“HLHZ”) to provide advisory services to explore the possibility of a sale of our assets or merger transaction to or with another company. HLHZ contacted approximately 20 companies in our industry of prepaid stored value cards regarding a potential transaction with us. However, after four months of effort, including face-to-face meetings with several companies arranged by HLHZ, we were not able to consummate a transaction.

We have come to the conclusion that we will fail as a company unless we restructure our capital and eliminate a major portion of our debt. In our view, if we fail as a company and our assets are liquidated, we believe the liquidation value of the assets would be only a fraction of the outstanding debt. However, we believe that we may still be successful as a company if we restructure our capital.

Issuance of Shares of Series B Preferred Stock and Shares of Common Stock

We have commenced negotiations with our non-trade debt holders consisting of some of the current holders of our common stock. As a result of our negotiations, these debt holders have agreed to convert their debt into our Series B Preferred Stock and Common Stock as described in the Form 8-K that we filed with the SEC on July 31, 2007. Accordingly, as of July 20, 2007, the following debt holders have converted their debt into shares of Series B Preferred Stock and Common Stock at a price of $20.00 of debt converted for one share of Series B Preferred Stock and 2.75 shares of Common Stock for each $1.00 of debt converted:

Debt Holder	Amount of Debt	Shares of Series B Preferred Stock	Shares of Common Stock
Kenneth Marinai	$6,168,198	308,409	16,962,544
Christian Rutishauser	$1,564,589	78,229	4,302,619
Mario Marinai	$1,271,407	63,570	3,496,368
Dalma Marinai	$1,271,407	63,570	3,496,368
Robert Marinai	$114,303	5,715	314,333
Keith A. Guevara, CEO	$403,018	20,150	1,108,299
TOTAL	$10,792,922	539,643	29,680,531

In addition to restructuring our capital to reduce our debt, we need additional operating capital. Accordingly, we intend to raise up to $1,000,000 in cash through the issuance of shares of Series B Preferred Stock in a private placement for a price of $10.00 per share. As of August 20, 2007, we have issued 25,500 shares of Series B Preferred Stock for proceeds of $255,000.

As of August 20, 2007, we have 565,143 shares of Series B Preferred Stock outstanding and 48,350,447 shares of Common Stock outstanding.

The Series B Preferred Stock, par value $1.00 per share, bears a cumulative dividend of $2.00 per annum, payable if and when declared by the board of directors. Each share is entitled to a liquidation preference of $20.00 per share, plus accumulated and unpaid dividends. The Series B Preferred Stock may be redeemed by either the Company or by the holder of shares. The Series B Preferred Stock may be converted into shares of Common Stock at a price equal to the lower of (i) $1.00 per share of Common Stock (i.e., 20 shares of Common Stock per one share of Series B Preferred Stock), and (ii) the fair value of a share of Common Stock at the time of conversion.

Benefits of Terminating 1934 Act Registration.

We are a non-trading corporation, yet our class of Common Stock is registered under section 12(g) of the Securities Exchange Act of 1934, as amended (“1934 Act”). Accordingly, we are subject to the reporting requirements and other compliance obligations under the 1934 Act and the regulations promulgated by the Securities and Exchange Commission (“SEC”). In our view, our annual costs of compliance with the regulations of the SEC exceed $250,000, including payments to outside professional consultants (primarily accountants, auditors and attorneys) and the value of time devoted by our employees to compliance issues. We believe we could reduce our costs and improve our financial position if we were no longer subject to the reporting and compliance requirements under the 1934 Act.

Further, we believe that our ability to conduct our business and to attract additional capital will be enhanced if we are able to terminate our reporting and compliance obligations under the 1934 Act.

Based on the foregoing facts and circumstances, we believe that the Reverse Stock Split will be of benefit to the holders of our outstanding shares. We recommend that the shareholders approve the Reverse Stock Split.

The Effect of the Reverse Stock Split on Outstanding Securities.

Under the Reverse Stock Split, 250,000 shares of Common Stock will be converted into one share of Common Stock. As a result, the number of shares of Common Stock outstanding will decrease from 48,350,447 shares prior to the Reverse Stock Split to 138 shares of Common Stock outstanding after the Reverse Stock Split. The remaining 138 shares of Common Stock are net of any fractional shares. Under the Reverse Stock Split, we will not issue fractional shares, but we will redeem all fractional shares for cash at the rate of $0.0005 per share of Common Stock outstanding prior to the Reverse Stock Split that would otherwise be converted into a fractional share after the Reverse Stock Split.

Following the Reverse Stock Split, the number of outstanding shares of Common Stock will be materially reduced. However, the number of authorized shares will not change. Accordingly, the number of authorized but unissued shares will materially increase and will be available for reissuance by the Company.

Subsequent to the Reverse Stock Split, the following holders of shares of Common Stock will continue to hold shares of Common Stock.

Name of Shareholder	Number of Common Shares held subsequent to Reverse Stock Split	% Ownership
Kenneth Marinai	70	50.76%
Christian Rutishauser	19	13.77%
Mario Marinai	14	10.14%
Dalma Marinai	13	9.42%
Robert Marinai	1	0.72%
Walter & Laurel Ingstrup	1	0.72%
Ivy Gilbert	1	0.72%
Julie Wright	1	0.72%
Ronald Munman & Janeane Saberhagen	1	0.72%
Charles Yurgelevic	1	0.72%
Max Tanner	1	0.72%
Keith A. Guevara, CEO	15	10.87%
TOTAL	138	100.00%

All shareholders will be entitled to receive cash in lieu of fractional shares. Each shareholder will be entitled to receive up to $125.00 for fractional shares resulting from the conversion of fewer than 250,000 shares of Common Stock into fractional shares. A holder of shares of Common Stock who receives cash in lieu of fractional shares will receive $0.0005 per share of Common Stock owned by the shareholder compared with 250,000 shares. For example, a shareholder holding 50,000 shares of Common Stock prior to the Reverse Stock Split will receive $25.00, which is the product of 50,000 multiplied by $0.0005. All shareholders holding fewer than 250,000 shares of Common Stock will cease to be holders of Common Stock and will no longer have any interest as a holder of Common Stock. They will only be entitled to receive cash in lieu of fractional shares. Such shareholders will no longer have the opportunity to participate in the growth and future earnings of the Company, if any, since they will have no continuing interest in the Company. Any such growth and future earnings of the Company will accrue to the benefit of the creditors of the Company and the continuing shareholders of the Company.

Immediately after the Reverse Stock Split, we will send a letter to each holder of shares of Common Stock informing the holder of the number of shares of Common Stock that the holder continues to hold, if any, and the amount of cash to which the holder is entitled in lieu of fractional shares. We will provide instructions for the shareholder to submit the holder’s share certificate(s) for the shares of Common Stock to us, with proper endorsement. When we receive the properly endorsed Common Stock certificate, we will then send to such holder a new certificate for the shares of Common Stock resulting from the Reverse Stock Split, if any, and a check for the amount of the fractional shares.

Holders of shares of Common Stock who receive cash in lieu of fractional shares in the Reverse Stock Split will be deemed to have sold their shares of Common Stock for cash. Each such shareholder is likely to recognize a capital loss on the sale and the capital loss should be reported on the shareholders’ federal and state tax returns.

The continuing shareholders of the Company, including the holders of shares of Series B Preferred Stock (including Kenneth Marinai, hereafter “Affiliated Shareholder”), will benefit from the Company’s accumulated net operating losses if the Company ever becomes profitable. The benefit will be realized by an increase in the value of the stock based on the financial performance of the Company. If the Company is able to utilize the accumulated net operating losses to reduce the amount of income taxes paid in the future, then the net income of the Company will be increased by the tax savings. This increase in net income would increase the value of the shares of both Common Stock and Series B Preferred Stock outstanding after the Reverse Stock Split.

Under the Internal Revenue Code (“Code”), the conversion of debt into shares of Common Stock and shares of Preferred Stock in July 2007 constituted a change of ownership of greater than 50%. Under the Code, the Company is subject to a limitation on the use of net operating losses (NOLs) determined by the value of the Company at the date of the ownership change multiplied by the Federal long-term tax exempt rate. Using a value of the Company of approximately $24,175 at the date of the change, the NOLs are limited to approximately $1,044 per year. The current NOL is approximately $43,000,000, and expires over the next 20 years, and so the bulk of the NOL will expire unutilized. Therefore, while the continuing security holders will become the beneficiaries of the Company's future use of NOLs, the benefit, if any, is not expected to be significant.

The continuing shareholders of the Company, including the holders of shares of Series B Preferred Stock (including the Affiliated Shareholder), will benefit from the reductions in expenses associated with the termination of the Company’s registration of its common shares with the SEC and the ensuing termination of its compliance and reporting requirements under the rules and regulations promulgated by the SEC under the 1934 Act. We believe the savings to the Company will be approximately $250,000 per year. See Benefits of Terminating 1934 Act Registration, above.

Since the Company intends to terminate its registration with the SEC, the continuing shareholders of the Company will no longer have the protection of certain securities laws and the rules and regulations promulgated by the SEC. Specifically, the continuing shareholders will not have the benefit of receiving (i) an annual report on Form 10-KSB, including audited financial statements, (ii) quarterly reports on Form 10-QSB, (iii) reports of current events on Form 8-K and (iv) a proxy statement in connection with the Company’s annual meeting. Further, officers, directors, and affiliated shareholders will not be required to file Form 3, Form 4 or Form 5 with the SEC that discloses changes in beneficial ownership of the Company’s Common Stock. The Company will not be required to comply with the requirements of obtaining an independent auditor's opinion on the adequacy on the Company’s internal controls. Potential acquirers of the Company will not have the obligation to file disclosure documents with the SEC and send such documents to such continuing shareholders. Furthermore, the transfer of shares of the Company might be restricted under Rule 144 for an indefinite period. The continuing shareholders of the Company should take these factors into consideration.

Following the Reverse Stock Split, the Affiliated Shareholder will be a majority stockholder of the Company. The following table discloses his interest in net book value and net loss of the Company before and after the Reverse Stock Split is completed.

Interest of Affiliated Shareholder

	As of and For the Six Months Ended June 30, 2007		As of and For the Year Ended December 31, 2006		As of and For the Year Ended December 31, 2005
	Dollar	Percentage	Dollar	Percentage	Dollar	Percentage
Interest in negative book value based on ownership prior to Reverse Stock Split	$(5,868,272)	36.56%	$(4,827,145)	36.56%	$(3,473,232)	36.56%
Interest in net loss based on ownership prior to Reverse Stock Split	$(1,182,399)	36.56%	$(2,014,005)	36.56%	$(2,113,107)	36.56%
Interest in negative book value based on ownership subsequent to Reverse Stock Split	$(8,147,524)	50.76%	$(6,702,021)	50.76%	$(4,822,245)	50.76%
Interest in net loss based on ownership subsequent to Reverse Stock Split	$(1,641,645)	50.76%	$(2,796,250)	50.76%	$(2,933,843)	50.76%

The proposed Articles of Amendment of Articles of Incorporation will be substantially as set forth in Annex A.

Our Business After the Reverse Stock Split.

We intend to continue to conduct our business and carry out our business plans as we otherwise have planned. We are making efforts to reduce our expenses and to make the Company profitable. After the Reverse Stock Split, we will be able to eliminate the large interest expense associated with the debt that has been converted to equity. We will be able to eliminate the expense of SEC regulatory compliance after the termination of our SEC registration. We would not be able to continue in business or grow our business unless we are successful in completing the Reverse Stock Split, which, coupled with the conversion of the debt holders debt into shares of Series B Preferred Stock, will enhance the ability of the Company to survive.

Fairness to Shareholders.

In our business judgment, which we believe we have reasonably formed based on extensive efforts to raise capital for the Company and to sell the Company and its assets, as described above, we believe the transaction is fair to unaffiliated shareholders. In our judgment, the amount of the outstanding debt that we owed to our creditors prior to the conversion of the debt held by shareholders into Series B Preferred stock was substantially greater than the value we could have obtained through a sale or liquidation of the Company. We believe that no one would have acquired the equity securities of the Company when our liabilities exceeded our assets by such a substantial margin. Further, we believe that if we liquidated the Company and distributed the assets in the order of priority to creditors and equity holders, all assets would have been used to satisfy the Company’s creditors and nothing would be available for distribution to the equity holders.

The holders of shares of Series B Preferred Stock hold a liquidation preference of $11,302,560. This liquidation preference exceeds the total assets of the Company of $7,284,110 as reported in our Form 10-QSB for the quarter ended June 30, 2007. When combined with our remaining debt of $5,067,163 (net of the debt converted into shares of Series B Preferred Stock), the total Series B Preferred Stock liquidation preference and the remaining debt amounts to $ 16,369,723. This amount far exceeds the assets of the Company and the holders of shares of Common Stock would receive nothing in a liquidation of the Company.

In contrast to receiving nothing in a liquidation, the unaffiliated holders of shares of Common Stock under our plan will receive $0.0005 per share in payment for fractional shares. We understand that this amount is very small, particularly when compared to the price at which the shares of Common Stock were originally purchased, but we believe it is nevertheless a fair price given our current financial condition.

The debt holders of the Company prior to the conversion of a majority of the debt into shares of Series B Preferred stock held all of the value of the Company. Their conversion of their debt into shares of Series B Preferred Stock transferred their interests from debt into Series B Preferred Stock. Further, the debt holders who converted their debt have further subordinated themselves to the prior claims of our remaining creditors. These holders of shares of Series B Preferred Stock will continue to hold 138 shares of Common Stock after the Reverse Stock Split, worth not more than $125 per share, or a total of $17,250. These shareholders also hold shares of Series B Preferred Stock. The Affiliated Shareholder will be treated the same as the unaffiliated holders of shares of Series B Preferred Stock. Together with the Affiliated Shareholder, we believe that the holders of shares of Series B Preferred Shares are more likely to realize a greater amount from the conversion of their debt into shares of Series B Preferred Stock and allow the Company to continue its operations rather than to have allowed the Company to be liquidated and the proceeds distributed to the debt holders. Neither the Affiliated Shareholder nor we have been able to quantify what the future value of the shares of Series B Preferred Stock might be, but we believe the value that might be realized in the future is high enough that the holders of the Series B Preferred Stock could conclude that the conversion of their debt into shares of Series B Preferred Stock and shares of Common Stock was a prudent business decision. Accordingly, we join with the Affiliated Shareholder in the opinion that the Reverse Stock Split is fair to the continuing unaffiliated holders of shares of Common Stock and the unaffiliated holders of shares of Series B Preferred Stock.

In making a judgment and forming an opinion on the fairness to unaffiliated shareholders, we and the Affiliated Shareholder have relied on the factors described above and in this Proxy Statement in general. We do not have available to us information that many investors use to evaluate investments. For example, we have never had a trading market in the shares of our Common Stock. Accordingly, we are not able to make a comparison with current market prices or with historical market prices for the shares of our Common Stock. Furthermore, we have not obtained any report, opinion, or appraisal from any third party regarding the going concern value of the Company or the liquidation value of the Company's assets, or any other factor relating to the Company. Furthermore, we have had no other recent purchases of shares of our Common Stock. We exerted substantial efforts to find an investor, acquirer, or merger partner in order to strengthen the Company and to preserve value for our shareholders. However, we have not received firm offers from any other person to invest in the Company or to acquire some or all of the Company's assets for shares in the Company within the preceding 18 months. Accordingly, we were not able to use these factors in reaching our judgment, except to the extent that the lack of these factors illustrates that investors are not interested in investing in the Company in its current condition.

However, we have evaluated our net book value. As reported in our Form 10-QSB for June 30, 2007, filed on August 14, 2007, we had a negative book value of ($16,051,072). If the converting debt holders had converted their debt of $10,792,860 into shares of Series B Preferred Stock as of June 30, 2007, the Company would have had a negative book value of ($5,258,212). Accordingly, if we were to have liquidated the Company, and if we had received the full amount of the assets listed at book value in our balance sheet, neither the Common Stock outstanding prior to the conversion of the debt into shares of Series B Preferred Stock nor the shares of Common Stock nor the shares the Series B Preferred Stock outstanding after the conversion would have received any distribution of assets. These facts support our conclusion that the shares of Common Stock have little value, not exceeding $0.0005 per share. Neither the shares of Common Stock nor the shares of Series B Preferred Stock would receive any amount if the Company were simply liquidated.

Despite the absence of information relating to a number of factors often taken into account in determining the fairness of a transaction, we believe the information that we have taken into account set forth in this Proxy Statement, including our efforts to find an investor, acquirer, or merger partner, and our analysis of the financial condition of the Company, provides a reasonable basis upon which we can make our judgment that the transaction is fair to the unaffiliated shareholders.

The Reverse Stock Split requires approval of two-thirds of the outstanding shares of Common Stock and of Series B Preferred Stock. The unaffiliated shareholders hold a majority of the outstanding shares of the Common Stock and of Series B Preferred Stock combined. The Affiliated Shareholder intends to vote for the approval of the Reverse Stock Split. The Affiliated Shareholder holds 17,679,604 shares of Common Stock and 308,409 shares of Series B Preferred Stock, for a combined total of 17,987,604 voting shares out of a total of 48,350,447 voting shares. Since two-thirds of the voting shares, or 32,233,632 shares, must approve the Reverse Stock Split, only 14,246,028 of the remaining 30,362,843 unaffiliated voting shares are required to approve the Reverse Stock Split. Accordingly, the Reverse Stock Split is not structured to require the approval of a majority of the unaffiliated shareholders.

A majority of directors who are not our employees have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction. We have not received any report, opinion, or appraisal from an outside party that is materially related to the Reverse Stock Split.

The Reverse Stock Split requires the approval of the Board of Directors. Two of our directors are employees of the Company. Mr. Andrew Boyd-Jones, the third director, is not an employee of the Company and he is an independent director. Mr. Boyd-Jones has approved the Reverse Stock Split.

Recommendation of Board of Directors.

In summary, we believe that the Reverse Stock Split is fair to the holders of shares of Common Stock, as distasteful as the result may be, and fair to the holders of the shares of Series B Preferred Stock. Our board of directors, including our independent director who is not an employee of the Company, recommends that the shareholders approve the Reverse Stock Split.

The Board recommends that our shareholders vote FOR the approval of the Reverse Stock Split.

Vote Required

The affirmative vote of the holders of shares of Common Stock and holders of shares of Preferred Stock, voting together, representing two-thirds of the voting power of the outstanding Common Stock, present or represented by proxy and voting at the Special Meeting, is required to approve the Reverse Stock Split.

DISSENTERS’ RIGHTS OF APPRAISAL

Rights of Objecting Shareholders

An objecting Shareholder under the law of the State of Maryland has the right to demand and receive payment of the fair value of the Shareholder’s stock from the Company. The fair value is determined as of the close of business on September 21, 2007, the day the Shareholders will vote on the Reverse Stock Split. Fair value may not include any appreciation or depreciation which directly or indirectly results from the Reverse Stock Split or from the proposal of the Reverse Stock Split.

A Shareholder who desires to receive payment of the fair value of the Shareholder's stock shall file with the Company a written objection to the proposed transaction at or before the Special Shareholders Meeting at which the Reverse Stock Split will be considered, or September 21, 2007. Such Shareholder may not vote in favor of the transaction; and within 20 days after the State of Maryland accepts the Articles of Amendment of the Articles of Incorporation for record, shall make a written demand on the Company for payment for the Shareholder's shares of Common Stock, stating the number and class of shares for which the Shareholder demands payment. A Shareholder who fails to comply with these procedures is bound by the terms of the Reverse Stock Split.

We will notify each objecting Shareholder in writing of the date the Articles of Amendment of Articles of Incorporation are accepted for record by the State of Maryland. We will deliver the notice and offer to each objecting Shareholder personally or mail them to the objecting Shareholder by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address the objecting Shareholder gives us in writing, or, if none, at his address as it appears on our records.

Within 50 days after the State of Maryland accepts the Articles of Amendment of Articles of Incorporation for record, we or an objecting Shareholder who has not received payment for his stock may petition a court of equity in the county where our resident agent is located, for an appraisal to determine the fair value of the shares of Common Stock. If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper. Two or more objecting Shareholders may join or be joined in an appraisal proceeding.

In an appraisal proceeding, if the court finds that the objecting Shareholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

We are attaching as Annex B Sections 3-201 through 3-213 of the Maryland General Corporation Law that sets forth the rights of Objecting Shareholders.

OWNERSHIP OF OUTSTANDING SHARES OF COMMON AND PREFERRED STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information regarding our record of ownership of certain outstanding shares of our Common Stock and Series B Preferred Stock entitled to vote as of August 20, 2007.

Name of Owner	Number of Common Shares	Number of Series B Preferred Shares	Percentage of Combined Total of Common and Series B Preferred Shares

Executive officers and directors:
Keith A. Guevara	3,763,976	20,150	10.77%
Christopher Foley	6,287	-0-	0.02%
Andrew Boyd-Jones	-0-	-0-	0.00%
Total Executive officers and directors as a group:	3,770,263	20,150	10.79%

Other Shareholders:
Kenneth Marinai	17,679,195	308,409	51.19%
Christian Rutishauser	4,971,771	78,229	14.37%
Mario Marinai	3,558,868	63,570	10.31%
Dalma Marinai	3,496,368	63,570	10.13%
Robert Marinai	339,333	5,715	0.98%
Richard Matthews	243,836	4,500	0.71%
Owen Gillbergh	202,810	5,000	0.59%
John Flaxel	174,476	10,000	0.52%
Holly Millar	139,677	6,000	0.41%
Total Other Shareholders	30,806,334	544,993	89.21%

Grand Total:	34,576,597	565,143	100.00%

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

During the course of our business over the last few years, our President and largest shareholder, Keith Guevara, has personally loaned money to us for working capital. This indebtedness to Mr. Guevara bears interest at rates from 0% to 10%. On December 31, 2005, the amount of principal and accrued and unpaid interest amounted to $485,918 and $161,564, respectively, for a total of $647,482. During calendar year 2006, Mr. Guevara loaned to us an additional $132,000 for working capital, and we repaid $53,629 in principal. During this same year, we accrued an additional $45,838 in interest and we paid $2,289 in interest, for a net accrual of interest of $43,549. On December 31, 2006, the amount of principal and accrued and unpaid interest that we owed to Mr. Guevara amounted to $564,289 and $205,113, respectively, for a total of $769,402. Through August 20, 2007, we repaid $115,150 in principal to Mr. Guevara. We also accrued an additional $25,246 in interest and we paid $13,225 in interest to Mr. Guevara, for a net increase of accrued interest of $12,021. On August 20, 2007, the amount of principal and accrued and unpaid interest that we owed to Mr. Guevara amounted to $325,000 and $28,256, respectively, for a total of $353,256. Mr. Guevara converted $403,018 of the debt that we owe to him into 20,150 shares of Series B Preferred Stock and 1,108,299 Shares of Common Stock on the basis described under SPECIAL FACTORS.

FINANCIAL AND OTHER INFORMATION

Financial Information.

We incorporate by reference our financial statements for the year ended December 31, 2006, from Form 10-KSB filed on March 27, 2007, pages 35-56. We incorporate by reference our quarterly financial statements for the quarter ended June 30, 2007, from Form 10-QSB filed on August 14, 2007, pages 3-11.

We incorporate by reference our Management’s Discussion and Analysis or Plan of Operation from Form 10-KSB filed on March 27, 2007, pages 17-31. We incorporate by reference our Management’s Discussion and Analysis or Plan of Operation from Form 10-QSB filed on August 14, 2007, pages 16-20.

We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Please direct your request to Ms. Diane Powers, NBO SYSTEMS, INC., 3676 W. California Ave., Building D, Salt Lake City, UT 84104.

Summary Financial Information

We have determined that any pro forma information is not material, except for Net Loss Per Common Share, which is provided in the table below. The following balance sheet information is presented as of June 30, 2007, December 31, 2006 and December 31, 2005, and the following income statement information is presented for the interim six-month period ended June 30, 2007, and for the years ended December 31, 2006 and December 31, 2005.

	2007	2006	2005

Current assets	$6,692,749	$17,540,658	$16,149,603
Non-current assets	$591,361	$716,223	$823,737
Current liabilities	$22,903,995	$ 31,460,233	$26,473,428
Non-current liabilities	$431,187	$ -	$ -
Redeemable preferred stocks	$86,724	$86,724	$78,838
Gross revenues	$3,693,820	$11,308,043	$10,473,598
Costs and expenses applicable to gross revenues	$2,848,611	$9,188,682	$8,993,609
Loss from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$(3,234,132)	$(5,508,766)	$(5,779,833)
Net loss	$(3,234,132)	$(5,508,766)	$(5,779,833)
Net loss attributable to common shareholders	$(3,241,214)	$(5,992,010)	$(5,847,033)
Basic and diluted net loss per common
share from continuing operations	$(0.18)	$(0.33)	$(0.34)
Basic and diluted net loss per common
share	$(0.18)	$(0.33)	$(0.34)
Ratio of earnings to fixed charges	*	*	*
Book value per common share	$(0.86)	$(0.72)	$(0.55)
Proforma net loss per common share **	$(11,908.74)	$(22,072.01)	na
* Since we have incurred net losses for all periods presented, we cannot calculate a ratio of earnings to fixed charges.

**We have retroactively adjusted all net loss per common share amounts for the 250,000 for 1 Reverse Stock Split. We have adjusted the net loss per common share amounts by pro forma adjustments to (1) reduce the net loss for the interest expense on the debt that would not have been incurred if the debt had been converted into shares of common stock as of January 1, 2006, and (2) adjust the number of common shares outstanding as if we had repurchased the common shares in accordance with the our plan as of January 1, 2006.

Presence of Principal Accountants.

We expect a representative of our independent registered public accounting firm, Tanner LC, to be present at the meeting. The Tanner LC representative will have an opportunity to make a statement if he desires to do so. We expect Tanner LC to be available to respond to appropriate questions.

Source, Amount and Use of Funds in connection with the Reverse Stock Split.

We believe that the total consideration to be paid to holders of shares of Common Stock in lieu of fractional shares resulting from the Reverse Stock Split will not exceed $10,000. We intend to fund this amount from our working capital. We intend to raise up to $1,000,000 in cash to be used for working capital from various third-party investors. In addition to these funds being used for working capital, they will be used for payments in lieu of fractional shares and the payment of the expenses incurred in connection with the Reverse Stock Split.

We believe we will incur the following expenses in connection with the Reverse Stock Split:

Item:	Amount:
SEC Filing Fees:	$ 04.84
Legal Fees:	$45,000.00
Accounting Fees:	$ 17,000.00
Printing and Mailing Costs:	$ 1,500.00
Total	$63,504.84

We will be responsible for paying these costs.

EXECUTIVE OFFICERS, DIRECTORS AND KENNETH MARINAI

The following table sets forth certain information regarding our executive officers and directors as of August 20, 2007.

Name	Age	Position

Keith A. Guevara	57	Chairman of the Board, Chief Executive Officer and President
Christopher Foley	44	Chief Financial Officer, Director, and Corporate Secretary & Treasurer
Andrew Boyd-Jones	53	Independent Director
Kenneth Marinai	58	Shareholder

Keith A. Guevara – Chairman, President and Chief Executive Officer

Keith A. Guevara is our founder and has served as our Chairman of the Board and Chief Executive Officer since our incorporation in June 1994. Mr. Guevara has over 27 years of combined sales, finance, marketing and senior level management experience. From October 1988 to June 1994, Mr. Guevara owned and served as the President of Financial Capital Management, Inc., and FCM Trading Group Ltd., investment firms specializing in trading and management of commodities for high-net worth individuals as well as large managed accounts for institutional investors. In 1968, Mr. Guevara joined the U. S. Army, spent 18 months in the Republic of Vietnam and was honorably discharged in 1971. Mr. Guevara has not been convicted in any criminal proceeding and has not been a party to any judicial or administrative proceeding relating to any violation of federal or state securities laws. Mr. Guevara is a citizen of the United States. Mr. Guevara’s business address is NBO Systems, Inc., 3676 W. California Ave., Building D, Salt Lake City, Utah 84104.

Christopher Foley, MBA, – Chief Financial Officer, Director and Corporate Secretary & Treasurer

Christopher Foley joined us in March 2001 as Vice President of Finance. He became Chief Financial Officer on April 17, 2002, and was subsequently appointed to the Board of Directors in June 2002. Mr. Foley was appointed Corporate Secretary & Treasurer in January 2007. Mr. Foley has over 22 years of finance management, financial analysis and securities industry experience. From 1999 to 2001, Mr. Foley founded and owned his own investment management firm through an independent broker dealer serving high net worth individuals, corporations, retirement plans and charitable endowments, with responsibilities as Chief Investment Officer and Portfolio Manager. From 1996 to 1998, Mr. Foley served as Vice President of Trust & Investment Management at Zions First National Bank. From 1994 to 1996, Mr. Foley served as Assistant Vice President/Portfolio Manager at PNC Bank. From 1985 to 1994, Mr. Foley worked for several Fortune 100 companies including General Electric, Johnson & Johnson, and American Express. Mr. Foley is a US Navy veteran, serving from 1981 to 1985. Mr. Foley earned his Masters of Business Administration from Westminster College in Salt Lake City, and a bachelor’s degree in Business Management, together with an associate degree in Information Systems from the University of Cincinnati. Mr. Foley has not been convicted in any criminal proceeding and has not been a party to any judicial or administrative proceeding relating to any violation of federal or state securities laws. Mr. Foley is a citizen of the United States. Mr. Foley’s business address is NBO Systems, Inc., 3676 W. California Ave., Building D, Salt Lake City, Utah 84104

Andrew Boyd-Jones – Independent Director

Andrew Boyd-Jones was a consultant with the Company from August 2000 until his appointment as member of the Company’s Board of Directors in May 2001. Mr. Boyd-Jones has 31 years of investment banking and equity investment experience. Mr. Boyd-Jones is currently a managing director at Holding Capital Partners, LLC in New York City. Mr. Boyd-Jones founded and was CEO of Trenwith Securities, where he led over 300 mergers and acquisitions and corporate finance assignments resulting in combined transaction values of over $10 billion. Prior to founding Trenwith Securities, Mr. Boyd-Jones led the leveraged buy-out team at Bankers Trust. Mr. Boyd-Jones received his BA from the University of Virginia and his MSc in Economics from the London School of Economics. Mr. Boyd-Jones has not been convicted in any criminal proceeding and has not been a party to any judicial or administrative proceeding relating to any violation of federal or state securities laws. Mr. Boyd-Jones is a citizen of the United States. Mr. Boyd-Jones’ business address is 3109 Grand Avenue, #449, Miami, FL 33133.

Kenneth Marinai – Affiliated Shareholder

Kenneth Marinai is an affiliate of the Company by virtue of his ownership of 17,679,195 shares of Common Stock of the Company and 308,409 shares of Series B Preferred Stock of the Company. Mr. Marinai’s business address is in relation to the Company is NBO Systems, Inc., 3676 W. California Ave., Building D, Salt Lake City, Utah 84104. Mr. Marinai is retired. Preceding his retirement in July 2007, Mr. Marinai did business as a pharmacist at High Street Pharmacy from 1973 to July 2007. The address of the High Street Pharmacy is 4248 MacArthur Boulevard, Oakland, CA 94619. Mr. Marinai has not been convicted in any criminal proceeding and has not been a party to any judicial or administrative proceeding relating to any violation of federal or state securities laws. Mr. Marinai is a citizen of the United States.

OTHER IMPORTANT INFORMATION REGARDING NBO

Market for Common Stock and Dividends.

There is no trading market in our common shares and there is no market price.

We have paid no dividends in the past two years. We have an accumulated deficit and our assets exceed our liabilities. We will not be able to pay dividends in the foreseeable future.

SHAREHOLDER PROPOSALS

Deadline for Submission of Proxy Materials

Due to the contemplated Reverse Stock Split, we do not currently expect to hold a 2008 annual meeting of shareholders because, following completion of the Reverse Stock Split, we will not be a publicly held company. If the Reverse Stock Split is not completed, Shareholder proposals that are intended to be presented at our 2008 Annual Meeting and included in our proxy materials relating to the 2008 Annual Meeting must be received by Christopher Foley, Corporate Secretary, NBO Systems, Inc., 3676 W. California Ave., Building D, Salt Lake City, Utah 84104, no later than January 1, 2008, which is 120 calendar days prior to the anniversary of the mailing date for the 2007 Annual Meeting proxy materials. All shareholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting.

Deadline for Other Proposals

If you wish to present a proposal at our 2008 Annual Meeting and the proposal is not intended to be included in our proxy statement relating to the 2008 Annual Meeting, you must give advance notice to us prior to the deadline for the 2008 Annual Meeting. In order to be deemed properly presented, you must deliver notice of a proposal to our Corporate Secretary no later than March 16, 2008, which is 45 calendar days prior to the anniversary of the mailing date for the 2007 Annual Meeting proxy materials. However, if the 2008 Annual Meeting is called for a date which is not within thirty days of the anniversary of the date of the 2007 Annual Meeting, shareholder proposals intended for presentation at the 2008 Annual Meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2008 Annual Meeting is first made. If you give notice of such proposal after March 16, 2008, then the proxy solicited by our Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the Exchange Act. We file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act.

In addition, because the Reverse Stock Split may be considered to be a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Reverse Stock Split. You may read and copy the Schedule 13E-3 and any reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by us, at http://www.sec.gov.

Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. We incorporate by reference the documents filed by us with the SEC listed below and each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting and will amend the Schedule 13E-3 filed with the SEC in connection with the Reverse Stock Split to specifically incorporate such future filings to the extent necessary to comply with our disclosure obligations under applicable law.

NBO SEC Filings	Period/Date
Annual Report on Form 10-KSB	For year ended December 31, 2006; filed on March 27, 2007
Quarterly Report on Form 10-QSB	For quarterly period ended June 30, 2007; filed on August 14, 2007
Current Report on Form 8-K	Dated July 31, 2007; filed July 31, 2007
Current Report on Form 8-K	Dated May 24, 2007; filed May 24, 2007

You may request a copy of documents incorporated by reference in this proxy statement but not otherwise accompanying this document, at no cost, by writing or telephoning us at the following address:

NBO SYSTEMS, INC.

3676 W. California Ave., Building D

Salt Lake City, UT 84104

Attention: Diane Powers

Call toll free (800) 545-5776

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by September 14, 2007.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 22, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented at the 2007 Special Meeting. If any other business is properly brought before the 2007 Special Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of our Board of Directors. If no recommendation is made by our Board of Directors the proxy holders will vote your shares in their own discretion. You grant discretionary authority with respect to such other matters by executing the enclosed proxy or voting by telephone.

We urge you to sign, date and promptly return the enclosed proxy card in the enclosed envelope or vote by telephone in accordance with the instructions accompanying the proxy card.

By Order of the Board of Directors,

/s/ Keith A. Guevara

Keith A. Guevara

Chairman of the Board of Directors, Chief Executive Officer and President

Dated: August 22, 2007

Salt Lake City, Utah

NBO SYSTEMS, INC.

PROXY

Special Meeting of Shareholders, September 21, 2007

This Proxy is Solicited on Behalf of the Board of Directors of

NBO SYSTEMS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held September 21, 2007, and the Proxy Statement and appoints Keith A. Guevara and Christopher Foley, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of NBO Systems, Inc. (the “Company”), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company on Friday, September 21, 2007, from 1:00 – 2:00 PM Mountain Daylight Time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

Please detach and return in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To approve Articles of Amendment to Articles of Incorporation to amend and restate the Articles of Incorporation and to effect a reverse stock split, the effect of which will be to eliminate all shareholders who hold fewer than 250,000 shares and provide payment in cash for fractional shares at the rate of $0.0005 per share of Common Stock outstanding prior to the Reverse Stock Split.

FOR ☐	AGAINST ☐	ABSTAIN ☐

1

2. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the listed proposal.

WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING VIA TELECONFERENCE, WE URGE YOU TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE SPECIAL MEETING.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority: Please check here if you plan to attend the meeting. ☐

To change your address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder                                                                           Date:     _

Signature of Shareholder                                                                                      Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2

1

ANNEX A

Articles of Amendment of Articles of Incorporation

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NBO SYSTEMS, INC.

a Maryland corporation

NBO Systems, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The Articles of Incorporation of the Corporation are hereby amended as follows:

A. Combination of Shares of Common Stock

1.

All outstanding shares of Common Stock of the Corporation shall be combined into a lesser number of fractional shares of Common Stock as follows: 250,000 outstanding shares of Common Stock shall be combined into one (1) share of common stock without any change in the aggregate amount of stated capital of the Corporation, except for a change resulting from the elimination of fractional shares. The Corporation shall not issue fractional shares. The person otherwise entitled to fractional shares shall be entitled to receive in cash the fair value of the fractional shares (“Redemption Price”) on the date these articles of amendment are filed (“Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem such fractional shares on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s fractional shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the fractional shares to be redeemed if the legally available funds were sufficient to redeem all such fractional shares, and shall redeem the remaining fractional shares as soon as practicable after the Corporation has funds legally available therefor.

2.

The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of fractional shares promptly upon the filing of these amended articles. Each Redemption Notice shall state:

a.	the number of fractional shares held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
b.	the Redemption Date and the amount owing to the holder; and
c.	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the fractional shares to be redeemed.
3.

Each holder of fractional shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

4.

Notwithstanding that the certificates evidencing any of the fractional shares so called for redemption shall not have been surrendered, all rights with respect to such fractional shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

5.

Fractional shares redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the

2

Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Common Stock following redemption.

B. Conversion of Shares of Series A Preferred Stock into Shares of Common Stock

1.

All outstanding shares of Series A Preferred Stock of the Corporation shall be combined into a lesser number of shares of Common Stock as follows: 53,333.3 outstanding shares of Common Stock shall be combined into one (1) share of common stock without any change in the aggregate amount of stated capital of the Corporation, except for a change resulting from the elimination of fractional shares. The Corporation shall not issue fractional shares. The person otherwise entitled to fractional shares shall be entitled to receive in cash the fair value of the fractional shares (“Redemption Price”) on the date these articles of amendment are filed (“Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem such fractional shares on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s fractional shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the fractional shares to be redeemed if the legally available funds were sufficient to redeem all such fractional shares, and shall redeem the remaining fractional shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

2.

The Corporation shall send written notice of the conversion (the “Conversion Notice”) to each holder of record of shares of Series A Preferred Stock promptly upon the filing of these amended articles. Each Conversion Notice shall state:

•	the number of shares of Series A Preferred Stock held by the holder that shall be converted into shares of Common Stock on the Conversion Date specified in the Conversion Notice;
•	the Conversion Date and the number of shares of Common Stock to be issued to the holder; and
•

that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be converted.

3.

Each holder of shares of Series A Preferred Stock to be redeemed on such Conversion Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Conversion Notice, and thereupon shares of Common Stock to which such person is entitled shall be issued to such person.

4.

Notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares of Series A Preferred Stock shall forthwith after the Conversion Date terminate, except only the right of the holders to receive a certificate for the shares of Common Stock to which they are entitled upon surrender of their certificate or certificates therefor.

5.	Shares of Series A Preferred Stock so converted shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.
6.

The Series A Preferred Stock is hereby eliminated and shall hereafter cease to be authorized Series A Preferred Stock. The shares authorized for Series A Preferred Stock shall be available for authorization for other series or classes of preferred stock hereafter.

3

Immediately prior to the effectiveness of this Amendment, the Corporation was authorized to issue a total of fifty million (50,000,000) shares of Common Stock, $0.0005 par value per share, and one million (1,000,000) shares of Preferred Stock, $1.00 par value per share. The total number of shares of Common Stock and Preferred Stock that the Corporation was authorized to issue was 51,000,000 shares, with a total par value of $1,025,000.

3. This Amendment of the Articles of Incorporation of the Corporation (i) has been approved by a majority of the entire Board of Directors of the Company; and (ii) has been approved by the majority vote of the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock voting together.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

Dated: ____________, 2007

__________________________

Christopher Foley, Secretary

__________________________

Keith A. Guevara

Chairman, President & CEO

4

ANNEX B

Objecting Stockholder Rights under Maryland General Corporation Law

§ 3-201. "Successor" defined.

(a) Corporation amending charter.- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired.- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

§ 3-202. Right to fair value of stock.

(a)  General rule.- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder's stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b)  Basis of fair value.-

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c)  When right to fair value does not apply.- Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder.

(a)  Specific duties.- A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

5

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

(b)  Failure to comply with section.- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights.

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand.

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights.

(a)  When rights restored.- The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b)  Effect of restoration.- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders.

(a) Duty of successor.-

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b)  Manner of sending notice.- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

(a)  Petition for appraisal.- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)  Consolidation of suits; joinder of objectors.-

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate.

(a)  Submission of certificate.- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the

6

appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)  Transfer of stock bearing notation.- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value.

(a)  Court to appoint appraisers.- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)  Report of appraisers - Filing.- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)  Same - Contents.- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)  Same - Service; objection.-

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers' report.

(a)  Order of court.- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.-

(1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers' report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.-

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.-

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)  Effect of judgment.- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock.

8

7

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock.

(a)  General rule.- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b)  Successor in transfer of assets.- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)  Successor in consolidation, merger, or share exchange.- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock